Exhibit 99.1

Canterbury Park Holding Corporation Reports 2009 Financial Results

SHAKOPEE, Minn.--(BUSINESS WIRE)--March 26, 2010--Canterbury Park Holding Corporation (NASDAQ:CPHC) today announced financial results for the fourth quarter and year ended December 31, 2009.

Results for the Quarter Ended December 31, 2009
The Company’s net revenues in the fourth quarter were $8.0 million, down 8.6% from revenues of $8.8 million during the same period in 2008. The Company reported a net loss of $99,100, or a $.02 net loss per share, for the 2009 fourth quarter, compared to net income of $15,514, or less than a $.01 net income per share, in the same 2008 period.

Results for the Year Ended December 31, 2009
The Company’s net revenues in 2009 were $39.6 million, down $6.4 million, or 14.0%, from 2008 net revenues of $46.0 million. This decline was due to a 16.7% decrease in card room revenues, a 14.7% decrease in pari-mutuel revenues and an 11.4% decrease in concession revenues. Operating expenses decreased 13.1% to $39.4 million in 2009, primarily due to lower purse expense and cost cutting reductions in salaries and benefits, utilities expense and various other areas. The Company’s net income in fiscal 2009 was $60,970, or $.02 per share, compared to $438,180 in 2008, or $0.11 per share.

Further financial results for the fourth quarter and year ended December 31, 2009 are presented in the accompanying table, and additional information will be provided in the Company’s Form 10-K Report that will be filed on March 31, 2010 with the Securities and Exchange Commission.

Canterbury Park’s President Randy Sampson commented: “While 2009 operating results were below our original plan for the year, they were not entirely unexpected. The recession and economic uncertainty that began in 2008 continued and intensified during much of 2009. As a result, customers continued to reduce their discretionary spending on gaming which led to a greater than anticipated adverse impact on our 2009 revenues. Additionally, 2009 represented the first full year of competition from Running Aces Harness Park. While we remain the dominant player in horse race wagering and poker, we expect Running Aces will continue to negatively impact our business. Finally, Internet wagering, which remains illegal in Minnesota, continued in 2009 to erode both our pari-mutuel wagering and poker businesses, as players migrated to the convenience of gaming options offered via the web. Despite these many challenges, however, we are pleased that we can report a modest net profit of $61,000 for the year.”

Mr. Sampson continued: “We expect to face continued revenue challenges in 2010 due to the struggling economy and increasingly intense competition in our market. We are, however, taking proactive steps to meet these challenges, and we continue our efforts to manage and reduce operating expenses. In addition, we have intensified our efforts at the Minnesota Legislature to obtain approval for a Racino at Canterbury Park. While our proposal faces stiff opposition at the Capitol, we are encouraged in our efforts by the overwhelming support it continues to receive from the people of Minnesota.” Finally, we have budgeted investments in our future that we believe will enable us to emerge stronger when the economy recovers. In January 2010, the Company began an extensive remodeling project in our card room. This project involves the redesign and improvement of virtually every aspect of the card room, including a more exciting décor, an open and inviting entrance and even the chairs. We eagerly await the opening of the new room in April 2010 and believe our customers will find that it greatly enhances their gaming experience.”

Mr. Sampson concluded: “We are also excited that Canterbury Park’s 2010 live race meet marks the 25th Anniversary of the original opening of the racetrack, which was originally named Canterbury Downs. We will recognize this milestone throughout the racing season, and on June 26, a special, Anniversary Celebration will be held to give a special salute to our racing heritage.”

The Company also announced that its 2010 Annual Meeting of Shareholders will be held on Thursday, June 3, 2010 at 4:00 pm, at the Racetrack in Shakopee, Minnesota. The date of record for shareholders entitled to vote at the Annual Meeting is Thursday, April 8, 2010.

About Canterbury Park:
Canterbury Park Holding Corporation owns and operates Canterbury Park Racetrack, Minnesota’s only thoroughbred and quarter horse racing facility. The Company’s 62-day 2010 live race meet begins on May 14th and ends August 29. In addition, Canterbury Park’s card room hosts “unbanked” card games 24 hours a day, seven days a week, offering both poker and table games. The Company also conducts year-round wagering on simulcast horse racing and hosts a variety of other entertainment and special events at its facility in Shakopee, Minnesota. For more information about the Company, please visit us at www.canterburypark.com.

Cautionary Statement:
From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, we may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans which are typically preceded by the words “believes,” “expects,” “anticipates,” “intends” or similar expressions. For such forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in federal securities laws. Shareholders and the investing public should understand that such forward-looking statements are subject to risks and uncertainties which could affect our actual results, and cause actual results to differ materially from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to: material fluctuations in attendance at the Racetrack, material changes in the level of wagering by patrons, decline in interest in the unbanked card games offered in the card room, competition from other venues offering unbanked card games or other forms of wagering, competition from other sports and entertainment options, costs associated with our efforts to obtain legislative authority for additional gaming options, increases in compensation and employee benefit costs; increases in the percentage of revenues allocated for purse fund payments; higher than expected expense related to new marketing initiatives; the impact of wagering products and technologies introduced by competitors; legislative and regulatory decisions and changes; the general health of the gaming sector; and other factors that are beyond our ability to control or predict.

CANTERBURY PARK HOLDING CORPORATION’S
SUMMARY OF OPERATING RESULTS

	(Unaudited)		(Unaudited)
	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008

Operating Revenues	$8,029,912	$8,784,031	$39,588,583	$46,025,407

Operating Expenses	($8,127,722)	($8,759,234)	($39,363,396)	($45,310,300)

(Loss) Income from Operations	($97,810)	$24,797	$225,187	$715,107

Non-Operating Revenues, net	$15,810	$10,617	$35,583	$107,773

Income Tax Expense	($17,100)	($19,900)	($199,800)	($384,700)

Net (Loss) Income	($99,100)	$15,514	$60,790	$438,180

Basic Net (Loss) Income Per Common Share	($0.02)	$0.00	$0.02	$0.11

Diluted Net (Loss) Income Per Common Share	($0.02)	$0.00	$0.02	$0.11

CONTACT:
Canterbury Park Holding Corporation
Randy Sampson, 952-445-7223